Exhibit 99.1

Americold Positions Leadership Team for Key Growth Opportunities

ATLANTA, Georgia – 4 September 2018 – Americold Realty Trust (NYSE:COLD), the world’s largest owner and operator of temperature-controlled warehouses, has enhanced its leadership team with two important executive appointments.

Carlos Rodriguez has joined Americold as Executive Vice President and Chief Operating Officer. Mr. Rodriquez will lead and integrate Americold’s global operations and various support functions to better position the organization for growth in the future. Mr. Rodriguez brings a wealth of distribution and supply chain experience to the company. In his former role as Senior Vice President, Distribution and Global Transportation Services, for Big Lots Stores, he was responsible for North American Retail Distribution centers and a global transportation network supporting 1,425 retail stores representing $5.5B in sales. In addition, as Vice President of Supply Chain Operations for Office Depot, Mr. Rodriguez designed and opened a new Greenfield Distribution Center in the Northeast, consolidating four facilities into one, and introducing innovative process and new robotics technology.

In addition, David Stuver has been promoted to Executive Vice President, Business Development and Supply Chain Solutions. In his previous role as Senior Vice President, Distribution Support, Mr. Stuver developed new business opportunities across various industries through creative and compelling proposals that enhance the value of customer supply chains. In his new role, he will oversee the design, build and launch of innovative solutions to help customers tackle their most pressing supply chain issues.

“I welcome these accomplished leaders to their new roles at Americold. Our leadership team is well-positioned to expand our customer base, integrate our operations, and implement leading-edge solutions that create opportunities for growth for our customers and our company,” stated Fred Boehler, President and Chief Executive Officer of Americold Realty Trust.

About Americold Realty Trust

Americold is the world’s largest owner and operator of temperature-controlled warehouses. Based in Atlanta, Georgia, Americold owns and operates 156 temperature-controlled warehouses, with approximately 924 million refrigerated cubic feet of storage, in the United States, Australia, New Zealand, Canada, and Argentina. Americold’s facilities are an integral component of the supply chain connecting food producers, processors, distributors and retailers to consumers. Americold serves approximately 2,400 customers and employs approximately 11,500 associates worldwide.

Investor Relations

Americold Realty Trust

678-441-1400

investor.relations@americold.com

Sean Tetpon

Americold Realty Trust

404-426-0832

mediarelations@americold.com